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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                    Contact:     Harry D. Schulman
                                                      Senior Vice President and
                                                      Chief Financial Officer
                                                      (305) 362-2611


           WINDMERE-DURABLE HOLDINGS, INC. ACQUIRES THE BLACK & DECKER
                     CORPORATION'S HOUSEHOLD PRODUCTS GROUP

         MIAMI LAKES, FLA. (May 11, 1998). Windmere-Durable Holdings, Inc. (NYSE: WND), a diversified manufacturer and distributor of a broad range of consumer products, including personal care products for the home and professional salons, kitchen electric appliances and consumer electronics, today announced that it has signed a definitive agreement to acquire The Black & Decker Corporation's Household Products Group, which will include the Cooking, Garment Care, Food Preparation and Beverage categories.

         Pursuant to the terms of the acquisition agreement, Windmere will purchase the assets of The Black & Decker Household Products Group for $315 million in cash. In connection with the transaction, Windmere and Black & Decker have established a long-term licensing arrangement which will allow Windmere to continue to market products under the Black & Decker brand name in the Cooking, Garment Care, Food Preparation and Beverage categories in North and Latin America, excluding Brazil, for a minimum of six and one-half years on a royalty-free basis, with potential renewal periods upon mutual agreement.

         Black & Decker's Household Products Group is a leading manufacturer and marketer of small household appliances in North and Latin America. Sales in North and Latin America, excluding Brazil, for 1997 were approximately $400 million. The Black & Decker Household Products Group holds leading market share positions in Cooking and Garment Care categories with brands such as "Toast `R Oven(TM)" and "Quick `N Easy(R)," and is in the top 5 in Food Preparation and Beverages categories with the "Spacemaker(R)" and "Expresso Mio" brands. Black & Decker's Household Products Group has a reputation for innovative and quality products and excellent marketing skills.

         Windmere expects to retain The Black & Decker Household Products Group management team which will continue to be based in Connecticut subsequent to the acquisition.

         Windmere Chairman, President & CEO David M. Friedson said, "Windmere's acquisition of Black & Decker's Household Products Group will revolutionize the household products industry - uniting Black & Decker's leading brand name and reputation for innovation and quality with Windmere's unparalleled manufacturing capabilities. We intend to leverage the two companies' manufacturing operations in Asia, Mexico, and the United States to create





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substantial synergies. The complementary strengths of the businesses are tremendous and will create significant value for our shareholders. We look forward to working with the management team of Black & Decker's Household Products Group and expect to provide them with a platform to continue the success and quality of the business they have created through product innovation and creativity."

         The combined company will be uniquely positioned to capitalize on growth opportunities within the personal care and kitchen appliance categories. Immediate growth opportunities will result from the combination of innovative product development, marketing capabilities and manufacturing infrastructure. Company strategies will be developed to enhance growth in existing categories, as well as expand into new products, sub-brands, and markets. Management expects synergies to be significant. It is expected that Windmere will begin to realize synergies within the first six months, with the majority being realized within three years following the acquisition.

         Upon completion of the transaction, Windmere's 1998 net sales are estimated at $750 million on an annualized basis. Windmere expects the Black & Decker Household Products Group acquisition to be accretive to earnings in 1999. The transaction is expected to close within sixty days, pending certain regulatory approvals.

         NationsBanc Montgomery Securities LLC ("NMS") is acting as financial advisor to Windmere in connection with this acquisition. NationsBank will finance the transaction with a combination of debt and equity securities.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include economic conditions and the retail environment; the Company's dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.